UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________________

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 15, 2011
Date of Report (Date of earliest event reported)

BOVIE MEDICAL CORPORATION
(Exact name of registrant as specified in its Charter)

Delaware	012183	11-2644611
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

734 Walt Whitman Road, Melville, New York 11747
(Address of principal executive offices) (Zip Code)

(631) 421-5452
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements

(b)           On March 15, 2011, Bovie Medical Corporation (the “Company”) received the resignation of Dr. Peter Pardoll from the Company’s Board of Directors and the Audit Committee of the Board of Directors, effective upon the appointment of his successor.  On March 18, 2011, Andrew Makrides relinquished his position as President of the Company, effective upon the appointment of his successor.  Mr. Makrides will remain the Company’s Chief Executive Officer and Chairman of the Board.

(c)           On March 18, 2011, the Board of Directors of the Company elected J. Robert Saron, its current Chief Sales and Marketing Officer, as President of the Company, effective immediately.  From 1988 to present Mr. Saron has served as a director of the Company and he previously served as CEO and chairman of the Board of the Company from 1994 to December 1998. Mr. Saron holds a Bachelor degree in Social and Behavioral Science from the University of South Florida.

The terms of Mr. Saron’s compensation will continue to be as set forth in his employment agreement effective as of January 1, 1998, as amended, and filed with the Commission as exhibits to the Company’s Report on Form 10KSB/A on July 15, 2005, the Company’s Report on Form 10KSB/A on August 25, 2005 and the Company’s Report on Form 10-K/A on November 30, 2009.

(d)           On March 15, 2011, the Board of Directors of the Company elected Lawrence J. Waldman and Michael Geraghty to fill the vacancies on the Board of Directors created by the resignation of Dr. Peter Pardoll and the removal of Steven Livneh in July 2010. Each director’s term will continue until his successor is elected and qualified.  Mr. Waldman was also appointed to serve on the Audit Committee of the Board of Directors of the Company.

Mr. Waldman, 64, is a certified public accountant and is currently the Partner-in-Charge of the Commercial Audit Practice Development of the accounting firm Holtz Rubenstein Reminick LLP.  He has over thirty-five years of experience in public accounting, including twenty-five years experience as an audit partner serving a wide range of clients.  Prior to joining Holtz Rubenstein, Mr. Waldman was the Managing Partner of the Long Island office of KPMG LLP from 1994 through 2006, the accounting firm where he started at in 1972.   Mr. Waldman is also a member of the Board of Trustees of the Long Island Power Authority and serves on the Finance and Audit Committee of the Board of Trustees.  He is currently the Treasurer of the Long Island Association as well as a member of its Board of Directors and Chairman of the Finance Committee.  In addition, Mr. Waldman is a member of the Board of Directors and Treasurer of each of the Long Island Angel Network and the Advanced Energy Research Center at Stony Brook University and a member of the Dean’s Advisory Board of the Hofstra University Frank G. Zarb School of Business.  Mr. Waldman received his bachelor’s degree and MBA from Hofstra University where he is also an adjunct professor.

Mr. Geraghty, 63, is the Executive Vice President of Global Sales at Optos, Inc., a developer and manufacturer of retinal imaging devices for screening, detection and diagnosis of eye related conditions.  From 2005 through 2008, he was the President of International Sales at Gyrus Acmi where he first started in 2000 as Senior Vice President of Sales for Gyrus Medical.  Prior to this, Mr. Geraghty was the Vice President of Sales and Marketing for Everest Medical, Inc. and before that was the Director of Marketing for Advanced Products at Arthrocare Corporation.  Mr. Geraghty specializes in building independent direct sales teams in the medical device industry and has extensive domestic and international sales and marketing experience.  He received his bachelor’s degree from St. Mary’s University and graduate degree in Executive Sales Management from the University of Minnesota.

A copy of the press release issued by the Company concerning the foregoing information is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 5.03                      Amendment to Articles of Incorporation or By-Laws; Change in Fiscal Year

(a)           On March 18, 2011, at a special meeting of the Board of Directors, the last sentence of Article IV, Section 5 of the By-Laws of the Corporation was amended to provide the Board of Directors with the ability to separate the positions of President and Chief Executive Officer.

Last sentence of Article IV, Section 5 formerly read as follows:

“The President shall be the chief executive officer of the Corporation.”

The new last sentence of Article IV, Section 5 reads as follows:

“Unless otherwise directed by the Board of Directors, the President shall be the chief executive officer of the Corporation.”

The By-Laws of the Company, as amended, are filed with this report as Exhibit 3.1 and incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(d) Exhibits.

3.1	By-Laws of Bovie Medical Corporation, as amended.
99.1	Press Release dated March 21, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2011	BOVIE MEDICAL CORPORATION

By: Andrew Makrides
Andrew Makrides
Chief Executive Officer and Chairman of the Board